Exhibit 5.1

September 16, 2022

The Singing Machine Company, Inc.

6301 NW 5th Way, Suite 2900

Fort Lauderdale, FL 33309

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Singing Machine Company, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s stockholders of (1) 994,716 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (2) up to 846,558 shares of Common Stock issuable upon the exercise of the Company’s Common Stock warrants (the “Warrants”) issued as part of a private placement completed by the Company on August 10, 2021.The shares of Common Stock underlying the Warrants are referred to as “Warrant Shares.” The Shares and the Warrant Shares may be offered and sold from time to time Pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Shares are validly issued, fully paid and non-assessable.

2. The Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue and deliver the Warrant Shares pursuant to the Warrants by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which such Warrant Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the corporate laws of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Sichenzia Ross Ference LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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